             Exhibit 99.1

ALTRIA REPORTS 2016 SECOND-QUARTER AND FIRST-HALF RESULTS;
RAISES FULL-YEAR EARNINGS GUIDANCE

▪	Altria’s 2016 second-quarter reported diluted earnings per share (EPS) increased 13.5% to $0.84, as comparisons were affected by special items.

▪	Altria’s 2016 second-quarter adjusted diluted EPS, which excludes the impact of special items, increased 9.5% to $0.81.

▪	Altria’s 2016 first-half reported diluted EPS increased 17.6% to $1.47, as comparisons were affected by special items.

▪	Altria’s 2016 first-half adjusted diluted EPS, which excludes the impact of special items, increased 10.9% to $1.53.
RICHMOND, Va. - July 27, 2016 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2016 second-quarter and first-half business results and, as further discussed below under “2016 Full-Year Guidance,” raised its outlook for 2016 full-year adjusted diluted EPS.
“Altria had strong 2016 second-quarter and first-half results, delivering excellent earnings per share growth for both periods despite comparisons to very strong 2015 results,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “Our core tobacco companies performed extremely well behind solid performance from their leading premium brands. And we continued to reward our shareholders, including paying out more than $2.2 billion in dividends in the first six months.”
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on July 27, 2016 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In May 2016, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.565 per share. The current annualized dividend rate is $2.26 per share. As of July 22, 2016, Altria’s annualized dividend yield was 3.3%. Altria paid more than $1.1 billion in dividends in the second quarter and $2.2 billion for the first half of 2016. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the second quarter, Altria repurchased 2.7 million shares at an average price of $64.06 for a total of $173 million. As of June 30, 2016, Altria had approximately $624 million remaining in the current $1 billion share repurchase program, which it expects to complete by the end of 2016. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Innovative Tobacco Products
In e-vapor, Nu Mark, LLC (NuMark) continued its disciplined expansion of MarkTen XL based on encouraging consumer and marketplace results. MarkTen XL is now available in stores representing approximately 50% of e-vapor category volume in mainstream retail channels, including convenience stores. On the heated tobacco platform, Altria continues to work with Philip Morris International Inc. (PMI) on PMI’s applications for pre-market authorization and a modified risk tobacco product claim and preparations remain on track for submission to the U.S. Food and Drug Administration (FDA) by the end of 2016. Altria continues to develop its marketing and U.S. commercialization plans.
Productivity Initiative
In January 2016, Altria announced a productivity initiative designed to maintain its operating companies’ leadership and cost competitiveness. Altria continues to expect the initiative, which reduces spending on certain selling, general and administrative (SG&A) infrastructure and implements a leaner organizational structure, to deliver approximately $300 million in annualized productivity savings by the end of 2017.
Altria estimates total pre-tax restructuring charges in connection with the initiative of approximately $140 million. These charges, substantially all of which will result in cash expenditures, consist of employee separation costs of approximately $120 million and other associated costs of approximately $20 million. During the first half of 2016, Altria recorded pre-tax charges of $124 million and expects the remaining charges to be incurred during the balance of 2016.

Update on AB InBev’s Proposed Business Combination with SABMiller
Anheuser-Busch InBev SA/NV (AB InBev) has reported continued progress in securing regulatory clearances for its pending business combination with SABMiller plc (SABMiller). On July 26, 2016, AB InBev announced that it had obtained approval in 22 jurisdictions, including approvals in the United States, North America, Asia-Pacific, Africa, Europe and Latin America. AB InBev continues to pursue the remaining regulatory clearances that are necessary to close the transaction.
Also on July 26, 2016, AB InBev announced its revised and final offer to SABMiller for the proposed business combination (Revised and Final Offer) under which the all-cash offer was increased from £44 to £45 per SABMiller share and the cash element of the partial share alternative (PSA) was increased from £3.7788 to £4.6588 per SABMiller share. The equity component of the PSA remains unchanged. Altria has committed to elect the PSA. Under the Revised and Final Offer, the pre-tax cash that Altria expects to receive increases to approximately $3 billion from the $2.5 billion in pre-tax cash previously announced by Altria. Upon closing, Altria expects to exchange its approximate 27% economic and voting interest in SABMiller for an interest that will be converted into approximately 10.5% equity ownership in the new, combined company (NewCo). Further, Altria anticipates this transaction will provide two seats on NewCo’s board of directors and continued use of equity accounting for the beer asset’s contribution to Altria’s earnings. Altria’s expected equity ownership level, as well as these anticipated benefits, are subject to any proration that may occur depending on the number of SABMiller shares that elect the PSA.
From an accounting perspective, Altria currently records results for its SABMiller investment concurrent with Altria’s reporting calendar. Upon closing of the transaction, because NewCo’s results will not be available in time to record them in the concurrent period, Altria expects to report its share of NewCo’s results using a one-quarter lag. For example, Altria’s share of NewCo’s results in the quarter in which the transaction closes will be recorded in the subsequent quarter.
This timing lag will not affect Altria’s cash flows or quarterly dividends per share, but Altria does expect it to impact year-over-year comparability of Altria’s reported and adjusted diluted EPS in the short-term and could also affect 2016 full-year adjusted diluted EPS guidance. The precise periods affected will depend on when the transaction closes.
2016 Full-Year Guidance
Altria raises its guidance for 2016 full-year adjusted diluted EPS, which excludes the special items for the first half of 2016 as shown in Table 2, to a range of $3.01 to $3.07 representing a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $2.80 in 2015 as shown in Table 1 below. This guidance does not include any impact from the anticipated AB InBev/SABMiller business combination, including effects from the anticipated reporting lag described above, as the transaction remains subject to certain approvals and the closing date has not yet been determined.
Altria continues to expect that its 2016 full-year effective tax rate on operations will be approximately 35.3%.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP (as defined below) measure for, or reconciliation to, its adjusted diluted EPS guidance or its effective tax rate on operations forecast.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

Table 1 - Altria’s 2015 Adjusted Results

Full Year
2015
Reported diluted EPS	$2.67
NPM Adjustment Items	(0.03)
Tobacco and health litigation items	0.05
SABMiller special items	0.04
Loss on early extinguishment of debt	0.07
Adjusted diluted EPS	$2.80

ALTRIA GROUP, INC.
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items, including those items noted under “2016 Full-Year Guidance” above. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria’s reportable segments are smokeable products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); smokeless products, substantially all of which are manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues decreased 1.4% to $6.5 billion in the second quarter and increased 1.4% to $12.6 billion for the first half of 2016. Altria’s revenues net of excise taxes were essentially unchanged at $4.9 billion in the second quarter and increased 2.9% to $9.4 billion for the first half of 2016.
Altria’s 2016 second-quarter reported diluted EPS increased 13.5% to $0.84, primarily driven by higher reported OCI in the smokeable and smokeless products segments, the unrealized gain on Altria’s derivative hedge of British pound exposure related to the cash consideration that Altria expects to receive from the AB InBev/SABMiller business combination (Currency Derivative), higher operating results at Philip Morris Capital Corporation (PMCC) and lower investment spending in innovative tobacco products. Altria’s second-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, grew 9.5% to $0.81, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments, higher operating results at PMCC, lower investment spending in innovative tobacco products and lower general corporate expenses.
Altria’s 2016 first-half reported diluted EPS increased 17.6% to $1.47, primarily driven by higher reported OCI in the smokeable and smokeless products segments, which included restructuring charges associated with the productivity initiative, the 2015 loss on early extinguishment of debt, the unrealized gain on the Currency Derivative, lower investment spending in innovative tobacco products and higher operating results at PMCC. These items were partially offset by lower earnings from Altria’s equity investment in SABMiller (due to special items). Altria’s first-half adjusted diluted EPS, which excludes the special items shown in Table 2, grew 10.9% to $1.53, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments, lower investment spending in innovative tobacco products, higher operating results at PMCC and lower interest and other debt expense.

Table 2 - Altria’s Adjusted Results

	Second Quarter			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Reported diluted EPS	$0.84	$0.74	13.5%	$1.47	$1.25	17.6%
NPM Adjustment Items	—	—		0.01	—
Tobacco and health litigation items	—	—		0.01	0.02
SABMiller special items	0.01	—		0.06	0.03
Loss on early extinguishment of debt	—	—		—	0.07
Asset impairment, exit, implementation and integration costs	—	—		0.04	0.01
Gain on derivative financial instrument	(0.03)	—		(0.05)	—
Tax items	(0.01)	—		(0.01)	—
Adjusted diluted EPS	$0.81	$0.74	9.5%	$1.53	$1.38	10.9%
SABMiller Special Items
In the second quarter of 2016, Altria’s share of SABMiller pre-tax special items totaled $21 million, primarily reflecting costs related to the proposed AB InBev/SABMiller business combination. For the first halves of 2016 and 2015, Altria’s share of SABMiller pre-tax special items totaled $187 million and $88 million, respectively. The EPS impact of the SABMiller special items is shown in Table 2 and Schedules 6 and 7.
Loss on Early Extinguishment of Debt
In March 2015, Altria completed a cash tender offer for approximately $793 million aggregate principal amount of its senior unsecured 9.700% notes due in 2018. The transaction resulted in a one-time, pre-tax charge against reported earnings of $228 million in the first quarter of 2015.  The EPS impact of loss on early extinguishment of debt is shown in Table 2 and Schedule 7.
Asset Impairment, Exit and Implementation Costs
During the first half of 2016, Altria recorded pre-tax charges of $124 million for asset impairment, exit and implementation costs in connection with the productivity initiative discussed above. The EPS impact of these costs is shown in Table 2 and Schedule 7.

Gain on Derivative Financial Instrument
In the second quarter and first half of 2016, Altria recorded pre-tax, unrealized gains of $117 million and $157 million, respectively, for the change in the fair value of the Currency Derivative. The EPS impact of these gains are shown in Table 2 and Schedules 6 and 7.
SMOKEABLE PRODUCTS
In the second quarter of 2016, the smokeable products segment delivered solid income growth against a difficult comparison and expanded adjusted OCI margins to over 50%.
The smokeable products segment’s net revenues decreased 2.4% in the second quarter primarily driven by lower volume and higher promotional investments partially offset by higher pricing. For the first half of 2016, net revenues increased 0.5% primarily driven by higher pricing mostly offset by lower volume and higher promotional investments. Revenues net of excise taxes decreased 1.1% in the second quarter and increased 1.9% for the first half.
The smokeable products segment’s second-quarter reported OCI increased 4.6%, primarily driven by higher pricing and lower SG&A costs, partially offset by lower volume and higher resolution expenses. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 4.5%.
For the first half, reported OCI increased 4.3% primarily driven by higher pricing and lower costs (primarily SG&A and benefits costs). These factors were partially offset by lower volume, higher resolution expenses, restructuring costs in connection with the productivity initiative and higher promotional investments. Adjusted OCI grew 6.7% for the first half. Table 3 summarizes revenues, OCI and OCI margins for the smokeable products segment.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Net revenues	$5,829	$5,974	(2.4)%	$11,251	$11,195	0.5%
Excise taxes	(1,599)	(1,699)		(3,098)	(3,194)
Revenues net of excise taxes	$4,230	$4,275	(1.1)%	$8,153	$8,001	1.9%

Reported OCI	$2,118	$2,024	4.6%	$3,869	$3,710	4.3%
NPM Adjustment Items	—	—		12	—
Asset impairment, exit and implementation costs	2	—		101	—
Tobacco and health litigation items	1	5		27	48
Adjusted OCI	$2,121	$2,029	4.5%	$4,009	$3,758	6.7%
Adjusted OCI margins [1]	50.1%	47.5%	2.6 pp	49.2%	47.0%	2.2 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s reported domestic cigarettes shipment volume decreased 5.0% in the second quarter of 2016, primarily driven by the industry’s rate of decline and trade inventory movements. When adjusted for trade inventory movements, PM USA estimates that its second-quarter domestic cigarettes shipment volume decreased by approximately 3%, in line with its estimate for total industry cigarette volumes.
For the first half, PM USA’s reported domestic cigarettes shipment volume decreased 2.1%, primarily driven by the industry’s rate of decline. When adjusted for trade inventory movements and calendar differences, PM USA estimates that its first-half domestic cigarettes shipment volume decreased by approximately 1.5%, in line with the industry.
Middleton’s second-quarter and first-half 2016 reported cigars shipment volume increased 7.5% and 7.9%, respectively, driven primarily by Black & Mild in the tipped cigars segment. Table 4 summarizes smokeable products segment shipment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Cigarettes:
Marlboro	26,933	28,498	(5.5)%	52,294	53,615	(2.5)%
Other premium	1,660	1,767	(6.1)%	3,174	3,345	(5.1)%
Discount	2,877	2,859	0.6%	5,541	5,362	3.3%
Total cigarettes	31,470	33,124	(5.0)%	61,009	62,322	(2.1)%

Cigars:
Black & Mild	354	325	8.9%	671	623	7.7%
Other	5	9	(44.4)%	15	13	15.4%
Total cigars	359	334	7.5%	686	636	7.9%

Total smokeable products	31,829	33,458	(4.9)%	61,695	62,958	(2.0)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to and in Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
Marlboro’s retail share declined 0.1 point to 44.1% in the second quarter. For the first half, Marlboro’s retail share was unchanged at 44.1%, matching the record level set in the first half of 2015. PM USA’s total retail share was unchanged in the second quarter and grew 0.1 point for the first half.
In the machine-made large cigars category, Black & Mild’s overall retail share declined by 1.2 points in the second quarter, while Black & Mild maintained its retail share in the more profitable tipped cigars segment. Table 5 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 5 - Smokeable Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2016	2015	Percentage point change	2016	2015	Percentage point change
Cigarettes:
Marlboro	44.1%	44.2%	(0.1)	44.1%	44.1%	—
Other premium	2.7	2.8	(0.1)	2.7	2.8	(0.1)
Discount	4.6	4.4	0.2	4.6	4.4	0.2
Total cigarettes	51.4%	51.4%	—	51.4%	51.3%	0.1

Cigars:
Black & Mild	26.3%	27.5%	(1.2)	26.0%	27.1%	(1.1)
Other	0.4	0.3	0.1	0.5	0.3	0.2
Total cigars	26.7%	27.8%	(1.1)	26.5%	27.4%	(0.9)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.
SMOKELESS PRODUCTS
The smokeless products segment grew income and expanded adjusted OCI margins in the second quarter and first half of 2016. USSTC also increased Copenhagen and Skoal’s combined retail share in both periods.
The smokeless products segment’s net revenues increased 8.7% in the second quarter of 2016 and 10.0% for the first half, primarily driven by higher pricing and volume, partially offset by mix due to higher popular price product volume and higher promotional investments. Second-quarter and first-half revenues net of excise taxes increased 9.2% and 10.7%, respectively.
Reported OCI increased 15.4% in the second quarter of 2016 and 13.6% for the first half, primarily due to the same factors mentioned above. Adjusted OCI, which is calculated excluding the special items identified in Table 6, grew 13.8% and 15.1% in the second quarter and first half, respectively. Table 6 summarizes revenues, OCI and OCI margins for the smokeless products segment.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Net revenues	$523	$481	8.7%	$1,002	$911	10.0%
Excise taxes	(35)	(34)		(67)	(66)
Revenues net of excise taxes	$488	$447	9.2%	$935	$845	10.7%

Reported OCI	$338	$293	15.4%	$618	$544	13.6%
Asset impairment and exit costs	—	4		13	4
Adjusted OCI	$338	$297	13.8%	$631	$548	15.1%
Adjusted OCI margins [1]	69.3%	66.4%	2.9 pp	67.5%	64.9%	2.6 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
The smokeless products segment’s reported domestic shipment volume increased 4.3% in the second quarter and 6.0% for the first half, driven by Copenhagen, partially offset by declines in Skoal and Other portfolio brands. In the second quarter and first half, Copenhagen and Skoal’s combined reported shipment volume increased 5.2% and 6.9%, respectively.
After adjusting for trade inventory movements and other factors, USSTC estimates that its domestic smokeless products shipment volume grew approximately 5% in the second quarter and 4% for the first half. USSTC estimates that the smokeless products category volume grew approximately 3% over the past six months.
Table 7 summarizes shipment volume performance for the smokeless products segment.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change

Copenhagen	134.0	121.2	10.6%	258.8	231.3	11.9%
Skoal	66.6	69.4	(4.0)%	131.1	133.4	(1.7)%
Copenhagen and Skoal	200.6	190.6	5.2%	389.9	364.7	6.9%
Other	17.3	18.4	(6.0)%	34.1	35.4	(3.7)%
Total smokeless products	217.9	209.0	4.3%	424.0	400.1	6.0%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 1.5 share points in the second quarter to 52.5%. Copenhagen’s retail share grew 2.8 share points, benefiting from the first full quarter of Copenhagen Mint’s national expansion at retail, while Skoal’s retail share declined 1.3 share points. For the first half, Copenhagen and Skoal’s combined retail share increased 0.9 share points to 52.0%.

Total smokeless products retail share increased by 1.1 share points to 55.8% in the second quarter and 0.7 share points to 55.5% for the first half. Table 8 summarizes smokeless products retail share performance.

Table 8 - Smokeless Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2016	2015	Percentage point change	2016	2015	Percentage point change

Copenhagen	34.0%	31.2%	2.8	33.2%	31.3%	1.9
Skoal	18.5	19.8	(1.3)	18.8	19.8	(1.0)
Copenhagen and Skoal	52.5	51.0	1.5	52.0	51.1	0.9
Other	3.3	3.7	(0.4)	3.5	3.7	(0.2)
Total smokeless products	55.8%	54.7%	1.1	55.5%	54.8%	0.7
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew net revenues in the second quarter of 2016 by 6.2% and by 7.1% for the first half. In the second quarter, Ste. Michelle’s reported OCI decreased by 2.9% primarily due to higher costs mostly offset by higher volume. For the first half, reported OCI was unchanged as higher volume was offset by higher costs. Adjusted OCI, which is calculated excluding the special item identified in Table 9, grew 5.7% and 4.8% in the second quarter and first half, respectively.
Table 9 summarizes revenues, OCI and OCI margins for the wine segment.

Table 9 - Wine: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Net revenues	$171	$161	6.2%	$316	$295	7.1%
Excise taxes	(6)	(5)		(11)	(10)
Revenues net of excise taxes	$165	$156	5.8%	$305	$285	7.0%

Reported OCI	$34	$35	(2.9)%	$62	$62	—%
Acquisition-related costs	3	—		3	—
Adjusted OCI	$37	$35	5.7%	$65	$62	4.8%
Adjusted OCI margins [1]	22.4%	22.4%	—	21.3%	21.8%	(0.5) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle’s second-quarter reported wine shipment volume was 2,124 thousand cases, an increase of 3.4%, primarily driven by strong performance among its core premium brands. For the first half, Ste. Michelle’s reported wine shipment volume increased 5.5% to 3,975 thousand cases.

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the period ended March 31, 2016.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to AB InBev’s proposed transaction to effect a business combination with SABMiller include the following: the risk that one or more conditions to closing the proposed transaction may not be satisfied; the risk that a shareholder or regulatory approval required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; AB InBev’s inability to achieve the contemplated synergies and value creation from the proposed transaction; the fact that Altria’s election to receive transaction consideration in the form of equity is subject to proration, which may result in a reduced percentage ownership of the combined company, additional tax liabilities and/or changes in Altria’s accounting treatment of the investment; the fact that the equity securities to be received by Altria as transaction consideration will be subject to restrictions on transfer lasting five years from completion of the proposed transaction; the risk that AB InBev’s share price, which affects the value of Altria’s transaction consideration, will fluctuate based on a variety of factors that are beyond Altria’s control; the fact that the strengthening of the U.S. dollar against the British pound would adversely affect Altria’s cash consideration as the British pound would translate into fewer U.S. dollars; the risk that the tax treatment of Altria’s transaction consideration is not guaranteed; and that the tax treatment of the dividends Altria receives from the new company may not be as favorable as dividends from SABMiller.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2016	2015	% Change

Net revenues	$6,521	$6,613	(1.4)%
Cost of sales [1]	1,924	2,004
Excise taxes on products [1]	1,640	1,738
Gross profit	2,957	2,871	3.0%
Marketing, administration and research costs	499	578
Asset impairment and exit costs	1	4
Operating companies income	2,457	2,289	7.3%
Amortization of intangibles	5	5
General corporate expenses	42	60
Operating income	2,410	2,224	8.4%
Interest and other debt expense, net	192	195
Earnings from equity investment in SABMiller	(199)	(225)
Gain on derivative financial instrument	(117)	—
Earnings before income taxes	2,534	2,254	12.4%
Provision for income taxes	880	805
Net earnings	1,654	1,449	14.1%
Net earnings attributable to noncontrolling interests	(1)	(1)
Net earnings attributable to Altria Group, Inc.	$1,653	$1,448	14.2%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.84	$0.74	13.5%

Weighted-average diluted shares outstanding	1,954	1,962	(0.4)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$5,829	$523	$171	$(2)	$6,521
2015	5,974	481	161	(3)	6,613
% Change	(2.4)%	8.7%	6.2%	33.3%	(1.4)%

Reconciliation:
For the quarter ended June 30, 2015	$5,974	$481	$161	$(3)	$6,613
Operations	(145)	42	10	1	(92)
For the quarter ended June 30, 2016	$5,829	$523	$171	$(2)	$6,521

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$2,118	$338	$34	$(33)	$2,457
2015	2,024	293	35	(63)	2,289
% Change	4.6%	15.4%	(2.9)%	47.6%	7.3%

Reconciliation:
For the quarter ended June 30, 2015	$2,024	$293	$35	$(63)	$2,289
Asset impairment, exit and integration costs - 2015	—	4	—	3	7
Tobacco and health litigation items - 2015	5	—	—	—	5
	5	4	—	3	12

Asset impairment, exit, implementation and acquisition-related costs - 2016	(2)	—	(3)	—	(5)
Tobacco and health litigation items - 2016	(1)	—	—	—	(1)
	(3)	—	(3)	—	(6)
Operations	92	41	2	27	162
For the quarter ended June 30, 2016	$2,118	$338	$34	$(33)	$2,457

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2016	2015	% Change

Net revenues	$12,587	$12,417	1.4%
Cost of sales [1]	3,798	3,801
Excise taxes on products [1]	3,176	3,270
Gross profit	5,613	5,346	5.0%
Marketing, administration and research costs	1,002	1,130
Asset impairment and exit costs	116	4
Operating companies income	4,495	4,212	6.7%
Amortization of intangibles	10	10
General corporate expenses	93	113
Corporate asset impairment and exit costs	5	—
Operating income	4,387	4,089	7.3%
Interest and other debt expense, net	392	404
Loss on early extinguishment of debt	—	228
Earnings from equity investment in SABMiller	(265)	(359)
Gain on derivative financial instrument	(157)	—
Earnings before income taxes	4,417	3,816	15.7%
Provision for income taxes	1,545	1,349
Net earnings	2,872	2,467	16.4%
Net earnings attributable to noncontrolling interests	(2)	(1)
Net earnings attributable to Altria Group, Inc.	$2,870	$2,466	16.4%

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$1.47	$1.25	17.6%

Weighted-average diluted shares outstanding	1,955	1,964	(0.5)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$11,251	$1,002	$316	$18	$12,587
2015	11,195	911	295	16	12,417
% Change	0.5%	10.0%	7.1%	12.5%	1.4%

Reconciliation:
For the six months ended June 30, 2015	$11,195	$911	$295	$16	$12,417
Operations	56	91	21	2	170
For the six months ended June 30, 2016	$11,251	$1,002	$316	$18	$12,587

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$3,869	$618	$62	$(54)	$4,495
2015	3,710	544	62	(104)	4,212
% Change	4.3%	13.6%	—%	48.1%	6.7%

Reconciliation:
For the six months ended June 30, 2015	$3,710	$544	$62	$(104)	$4,212
Asset impairment, exit and integration costs - 2015	—	4	—	3	7
Tobacco and health litigation items - 2015	48	—	—	—	48
	48	4	—	3	55

NPM Adjustment Items - 2016	(12)	—	—	—	(12)
Asset impairment, exit, implementation and acquisition-related costs - 2016	(101)	(13)	(3)	(5)	(122)
Tobacco and health litigation items - 2016	(27)	—	—	—	(27)
	(140)	(13)	(3)	(5)	(161)
Operations	251	83	3	52	389
For the six months ended June 30, 2016	$3,869	$618	$62	$(54)	$4,495

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30
	2016	2015	2016	2015
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,599	$1,699	$3,098	$3,194
Smokeless products	35	34	67	66
Wine	6	5	11	10
	$1,640	$1,738	$3,176	$3,270

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products [1]	$1,173	$1,205	$2,328	$2,254
Smokeless products	2	2	4	4
	$1,175	$1,207	$2,332	$2,258

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$71	$67	$139	$134
Smokeless products	1	1	2	2
	$72	$68	$141	$136

[1] Amount includes an increase to cost of sales of $12 million for the six months ended June 30, 2016 related to the NPM Adjustment Items.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2016 Net Earnings	$1,653	$0.84
2015 Net Earnings	$1,448	$0.74
% Change	14.2%	13.5%

Reconciliation:
2015 Net Earnings	$1,448	$0.74

2015 Tobacco and health litigation items	3	—
2015 SABMiller special items	2	—
2015 Asset impairment, exit and integration costs	5	—
2015 Tax items	2	—
Subtotal 2015 special items	12	—

2016 Tobacco and health litigation items	(3)	—
2016 SABMiller special items	(14)	(0.01)
2016 Asset impairment, exit, implementation and acquisition-related costs	(4)	—
2016 Gain on derivative financial instrument	74	0.03
2016 Tax items	17	0.01
Subtotal 2016 special items	70	0.03

Operations	123	0.07
2016 Net Earnings	$1,653	$0.84

2016 Net Earnings Adjusted For Special Items	$1,583	$0.81
2015 Net Earnings Adjusted For Special Items	$1,460	$0.74
% Change	8.4%	9.5%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2016 Net Earnings	$2,870	$1.47
2015 Net Earnings	$2,466	$1.25
% Change	16.4%	17.6%

Reconciliation:
2015 Net Earnings	$2,466	$1.25

2015 Tobacco and health litigation items	30	0.02
2015 SABMiller special items	58	0.03
2015 Loss on early extinguishment of debt	143	0.07
2015 Asset impairment, exit and integration costs, and tax items	9	0.01
Subtotal 2015 special items	240	0.13

2016 NPM Adjustment Items	(11)	(0.01)
2016 Tobacco and health litigation items	(27)	(0.01)
2016 SABMiller special items	(122)	(0.06)
2016 Asset impairment, exit, implementation and acquisition-related costs	(82)	(0.04)
2016 Gain on derivative financial instrument	100	0.05
2016 Tax items	16	0.01
Subtotal 2016 special items	(126)	(0.06)

Operations	290	0.15
2016 Net Earnings	$2,870	$1.47

2016 Net Earnings Adjusted For Special Items	$2,996	$1.53
2015 Net Earnings Adjusted For Special Items	$2,706	$1.38
% Change	10.7%	10.9%

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$819	$2,369
Inventories	1,970	2,031
Deferred income taxes	1,188	1,175
Other current assets	623	511
Property, plant and equipment, net	1,962	1,982
Goodwill and other intangible assets, net	17,332	17,313
Investment in SABMiller	5,877	5,483
Finance assets, net	1,155	1,239
Other long-term assets	398	360
Total assets	$31,324	$32,463

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$4
Accrued settlement charges	2,264	3,590
Other current liabilities	3,248	3,484
Long-term debt	12,837	12,843
Deferred income taxes	5,659	5,663
Accrued postretirement health care costs	2,296	2,245
Accrued pension costs	1,426	1,277
Other long-term liabilities	415	447
Total liabilities	28,145	29,553
Redeemable noncontrolling interest	36	37
Total stockholders’ equity	3,143	2,873
Total liabilities and stockholders’ equity	$31,324	$32,463

Total debt	$12,837	$12,847